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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Pegasus Solutions, Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
705906105
(CUSIP Number)
Tudor Investment Corporation
Attn: Stephen N. Waldman, Esq.
1275 King Street
Greenwich, CT 06831
Tel: (203) 863-6700
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
December 16, 2005
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☑

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	705906105	Page	2	of	18

1	NAMES OF REPORTING PERSONS: Tudor Investment Corporation

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
22-2514825

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,147,803 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

1,147,803 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,147,803 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

5.5% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	705906105	Page	3	of	18

1	NAMES OF REPORTING PERSONS: Tudor Proprietary Trading, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
13-3720063

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		85,997 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

85,997 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

85,997 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

0.4% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	705906105	Page	4	of	18

1	NAMES OF REPORTING PERSONS: Paul Tudor Jones, II

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,233,800 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

1,233,800 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,233,800 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

6.0% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	705906105	Page	5	of	18

1	NAMES OF REPORTING PERSONS: The Tudor BVI Global Portfolio Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
98-0223576

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		159,707 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

159,707 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

159,707 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

0.8% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	705906105	Page	6	of	18

1	NAMES OF REPORTING PERSONS: Witches Rock Portfolio Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
98-0439973

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		988,096 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

988,096 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

988,096 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

4.8% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	705906105	Page	7	of	18

1	NAMES OF REPORTING PERSONS: The Raptor Global Portfolio Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
98-0211544

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Cayman Islands

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

0 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

0.0% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	705906105	Page	8	of	18

1	NAMES OF REPORTING PERSONS: The Altar Rock Fund L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
06-1558414

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	SOURCE OF FUNDS (SEE INSTRUCTIONS):

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	7	SOLE VOTING POWER:

NUMBER OF		0

SHARES	8	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0 (see Item 5)

EACH	9	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER:

0 (see Item 5)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

0 (see Item 5)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

0.0% (see Item 5)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No. 705906105	13D	Page 9 of Pages 18
ITEM 1. Security and Issuer
     The class of equity security to which this statement on Schedule 13D relates is the common stock, par value $0.01 per share (the “Common Stock” or the “Shares”), of Pegasus Solutions, Inc., a corporation organized under the laws of the state of Delaware (the “Company”). The Company’s principal offices are located at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206.
     This filing of the Schedule 13D is not, and should not be deemed to be, an admission that the statement on Schedule 13D or that any Amendment thereto is required to be filed.
ITEM 2. Identity and Background.
     This statement on Schedule 13D is being filed jointly on behalf of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Act of 1934, as amended (the “Act”):
     (i) Tudor Investment Corporation (“TIC”), a Delaware corporation.
     (ii) Paul Tudor Jones, II (“Jones”), a citizen of the United States.
     (iii) The Tudor BVI Global Portfolio Ltd. (“BVI”), a Cayman Islands corporation.
     (iv) Witches Rock Portfolio Ltd. (“Witches Rock”), a Cayman Islands corporation.
     (v) The Raptor Global Portfolio Ltd. (“Raptor”), a Cayman Islands corporation.
     (vi) Tudor Proprietary Trading, L.L.C. (“TPT”), a Delaware limited liability company.
     (vii) The Altar Rock Fund L.P. (“Altar Rock” and together with TIC, Jones, BVI, Witches Rock, Raptor, and TPT, the “Reporting Persons” and each a “Reporting Person”), a Delaware limited partnership.
     TIC is a money management firm that provides investment advisory services to BVI, Witches Rock, Raptor and Altar Rock, among others. TIC is also the sole general partner of Altar Rock. Because TIC provides investment advisory services to certain Reporting Persons, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership.
     Witches Rock, BVI, Raptor and Altar Rock are investment funds engaged in the business of making investments in equity and debt securities, including private equity securities, derivatives and other financial instruments.

CUSIP No. 705906105	13D	Page 10 of Pages 18
     Tudor Proprietary, an affiliate of TIC, is a proprietary trading vehicle which principally invests in debt, equity, derivative securities and other financial instruments for the benefit of the holders of its capital securities.
     The principal employment of Jones is as Chairman and Chief Executive Officer of TIC of which he owns a majority of the capital stock and voting securities. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.
     The principal business office of each of TIC and TPT is:
1275 King Street
Greenwich, CT 06831
     The principal business office of Mr. Jones and Altar Rock is:
c/o Tudor Investment Corporation
1275 King Street
Greenwich, CT 06831
     The principal business office of each of Witches Rock, BVI and Raptor is:
c/o CITCO
Kaya Flamboyan 9
P.O. Box 4774
Curaçao, Netherlands Antilles
     The name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each natural person that is a director or executive officer of TIC, TPT, BVI, Witches Rock, or Raptor is set forth on Schedule I hereto and is incorporated by reference herein.
     During the last five (5) years, no Reporting Person, or to the best knowledge and belief of the Reporting Persons, any of the individuals listed on Schedule I hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five (5) years, no Reporting Person was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations, or prohibiting or mandating activities subject to Federal or State securities laws or finding any violation with respect to such laws.
     The information relating to the following parties has been provided by Prides Capital Partners, L.L.C.:
Prides Capital Partners, L.L.C. (“Prides”)

CUSIP No. 705906105	13D	Page 11 of Pages 18
Perseus Holding Corp. (“Perseus”)
     Prides is a Delaware limited liability company whose principal business is acting as general partner for an investment partnership and providing investment advisory services.
     Perseus is a Delaware corporation newly formed by affiliates of Prides. The principal business of Perseus is to engage in the transactions contemplated by the Merger Agreement (as defined in Item 4 below).
     The Reporting Persons, Prides, Perseus and persons deemed to beneficially own Shares held, or otherwise beneficially owned, by the Prides and Perseus may be deemed to constitute a group for purposes of Section 13(d) or Section 13(g) of the Act (the “Group”). The Reporting Persons expressly disclaim (i) that they are a member of any group for purposes of Section 13(d) or 13(g), and (ii) that they have agreed to act as a group other than as described in this Statement on Schedule 13D.
     The Reporting Persons are filing this statement on Schedule 13D jointly and in accordance with the provisions of Rule 13d-1(k)(1) of the Act but are filing this statement on Schedule 13D separately from the other members of the Group in accordance with the provisions of Rule 13d-1(k)(2) of the Act.
     Pursuant to Rule 13d-4 of the Act, each of the Reporting Persons expressly declares that the filings of this statement on Schedule 13D shall not be construed as an admission that any such person is, for purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities held by any other person.
ITEM 3. Source and Amount of Funds or Other Consideration.
     The sources of funds used to purchase the shares of Common Stock by each of the Reporting Persons were (i) capital contributions to such Reporting Person and (ii) the proceeds of transactions with respect to prior investments held by such Reporting Persons.
ITEM 4. Purpose of Transactions.
     On December 16, 2005, Prides Capital sent a proposal letter (the “Proposal Letter”) to the Company’s board of directors stating, among other things, that affiliates of Prides Capital and others participating with Prides Capital proposed to acquire all of the outstanding shares of Common Stock of the Company for $9.50 per share in cash.
     Following the delivery of the Proposal Letter, an Agreement and Plan of Merger, dated as of December 19, 2005 (the “Merger Agreement”), was entered into among Perseus, 406 Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Perseus (“Newco”), and the Company, pursuant to which Newco will merge with and into the Company (the “Merger”). At the effective time of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue its existence as the surviving corporation. By virtue of the Merger, each of the outstanding shares of Common Stock of the Company (except for any shares of Common Stock held by Perseus or Newco or in the treasury of the Company which will be

CUSIP No. 705906105	13D	Page 12 of Pages 18
canceled and cease to exist at the effective time of the Merger with no payment made or consideration delivered in respect thereof) will be converted in the right to receive $9.50 in cash.
     In connection therewith, Witches Rock, BVI, TPT, Raptor and Altar Rock subscribed for limited partnership interests in Prides Co-Invest pursuant to subscription agreements, dated as of December 16, 2005 and accepted by Prides Co-Invest as of December 19, 2005 (collectively, the “Subscription Agreements”), in the following amounts:
     (i) Witches Rock committed to contribute to Prides Co-Invest, immediately prior to the closing of the Merger, 988,096 shares of Common Stock of the Issuer;
     (ii) BVI committed to contribute to Prides Co-Invest, immediately prior to the closing of the Merger, (a) 159,707 shares of Common Stock of the Issuer and (b) $16,534,635 in cash;
     (iii) TPT committed to contribute to Prides Co-Invest, immediately prior to the closing of the Merger, (a) 85,997 shares of Common Stock of the Issuer and (b) $8,868,220 in cash;
     (iv) Raptor committed to contribute to Prides Co-Invest, immediately prior to the closing of the Merger, $49,134,995 in cash; and
     (v) Altar Rock committed to contribute to Prides Co-Invest, immediately prior to the closing of the Merger, $462,150 in cash.
ITEM 5. Interest in Securities of the Issuer.
     The descriptions contained in Item 2, Item 3 and Item 4 above are incorporated herein by reference. The following disclosure assumes that there are 20,766,199 shares of Common Stock outstanding, which the Issuer represented in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 was the number of outstanding shares of Common Stock as of November 1, 2005.
     As of the date hereof, Witches Rock, BVI and TPT are the beneficial owners of 988,096 shares of Common Stock (4.8%), 159,707 shares of Common Stock (0.8%) and 85,997 shares of Common Stock (0.4%), respectively.
     The shares of Common Stock reported herein as beneficially owned are owned directly by Witches Rock, BVI and TPT. Because TIC provides investment advisory services to Witches Rock and BVI, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.
     The Reporting Persons, Prides Capital, Perseus and persons deemed to beneficially own Shares held, or otherwise beneficially owned, by Prides Capital and Perseus may be deemed to

CUSIP No. 705906105	13D	Page 13 of Pages 18
constitute a group for purposes of Section 13(d) or Section 13(g) of the Act (the “Group”). The Reporting Persons expressly disclaim (i) that they are a member of any group for purposes of Section 13(d) or 13(g), and (ii) that they have agreed to act as a group other than as described in this Statement on Schedule 13D.
     The Reporting Persons are filing this statement on Schedule 13D jointly and in accordance with the provisions of Rule 13d-1(k)(1) of the Act but are filing this statement on Schedule 13D separately from the other members of the Group in accordance with the provisions of Rule 13d-1(k)(2) of the Act.
     Pursuant to Rule 13d-4 of the Act, each of the Reporting Persons expressly declares that the filings of this statement on Schedule 13D shall not be construed as an admission that any such person is, for purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities held by any other person.
ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
     In accordance with the Subscription Agreements, Witches Rock, BVI, TPT, Raptor and Altar Rock subscribed for limited partnership interests in Prides Co-Invest. The Subscription Agreements provide that Witches Rock, BVI and TPT will contribute their current holdings of shares of Common Stock to Prides Co-Invest and BVI, TPT, Raptor and Altar Rock will provide additional cash capital to Prides Co-Invest. Such subscriptions will support the equity and capital commitments of Prides Co-Invest in support of the transactions contemplated by the Merger Agreement.
ITEM 7. Materials to be Filed as Exhibits.
     The following documents are filed as exhibits to this statement on Schedule 13D:
A. Subscription Agreements, dated as of December 16, 2005, between Prides 406 Co-Invest, L.P. and each of:
(a) The Witches Rock Portfolio Ltd.
(b) The Tudor BVI Global Portfolio Ltd.
(c) Tudor Proprietary Trading, L.L.C.
(d) The Raptor Global Portfolio Ltd.
(e) The Altar Rock Fund L.P.

CUSIP No. 705906105	13D	Page 14 of Pages 18
SIGNATURES
     After reasonable inquiry and to the best knowledge and belief of each of the persons signing below, each person signing below certifies that the information set forth in this statement on Schedule 13D is true, complete and correct.

Dated: December 19, 2005
TUDOR INVESTMENT CORPORATION
By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director and Associate General Counsel

/s/ Paul Tudor Jones, II
Paul Tudor Jones, II

TUDOR PROPRIETARY TRADING, L.L.C.
By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director and Associate General Counsel

THE TUDOR BVI GLOBAL PORTFOLIO LTD.
By:	Tudor Investment Corporation, Trading Advisor

	By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director and Associate General Counsel

WITCHES ROCK PORTFOLIO LTD.
By:	Tudor Investment Corporation, Investment Adviser

	By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director and Associate General Counsel

CUSIP No. 705906105	13D	Page 15 of Pages 18

THE RAPTOR GLOBAL PORTFOLIO LTD.
By:	Tudor Investment Corporation, Investment Adviser

	By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director

THE ALTAR ROCK FUND L.P.
By:	Tudor Investment Corporation, General Partner

	By:	/s/ Stephen N. Waldman
Stephen N. Waldman
Managing Director

CUSIP No. 705906105	13D	Page 16 of Pages 18
Schedule I
EXECUTIVE OFFICERS AND DIRECTORS
OF THE REPORTING PERSONS
I. Tudor Investment Corporation
     The name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each executive officer or director of TIC is set forth below. Unless otherwise indicated (i) the principal occupation or employment of such person is as an executive officer or director of TIC, (ii) the business address of such person is c/o TIC at the address of TIC set forth under Item 2 of this Schedule 13D, (iii) such person is a citizen of the United States and (iv) to the knowledge of the Reporting Persons, such person does not beneficially own and has not had any transactions in the Common Stock of Series A Preferred Stock.

Principal Occupation/
Name	Business Address
Paul Tudor Jones, II*	Chairman of the Board, Chief Executive Officer of TIC.

Mark F. Dalton	Director and President of TIC.

John G. Macfarlane, III	Director, Chief Operating Officer and Managing Director of TIC.

James J. Pallotta	Director and Managing Director of TIC. Principal business address at Tudor Investment Corporation, 50 Rowes Wharf, 6th Floor, Boston, MA 02110.

Andrew S. Paul	Director, Managing Director, General Counsel and Corporate Secretary of TIC.

Robert P. Forlenza	Director and Managing Director of TIC. Principal business address at Tudor Investment Corporation, 50 Rowes Wharf, 6th Floor, Boston, MA 02110.

John R. Torell	Director, Managing Director and Chief Financial Officer of TIC.

Mark Withy	Director of TIC; Managing Director of Tudor Capital (U.K.), L.P., an affiliate of TIC located at The Great Burgh, Epsom, Surrey KT17 5XT, England.

Mr. Withy is a citizen of New Zealand.

*	See Item 5 of this Schedule 13D for a discussion of Mr. Jones’ potential beneficial ownership of Common Stock.

CUSIP No. 705906105	13D	Page 17 of Pages 18

Mark Nicholson	Director of TIC; Managing Director of Tudor Proprietary Trading, L.L.C., an affiliate of TIC located at The Great Burgh, Epsom, Surrey KT17 5XT, England. Mr. Nicholson is a citizen of Australia.

Richard L. Fisher	Director of TIC. Mr. Fisher is Managing Director of Investments and Acquisitions and a Managing Director of Dunavant Enterprises, Inc., 3797 Getwell Road, Memphis, TN 38118.
II. Tudor Proprietary Trading, L.L.C.
     The name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each executive officer or director of TIC is set forth below. Unless otherwise indicated (i) the principal occupation or employment of such person is as an executive officer or executive manager of TPT, (ii) the business address of such person is c/o TPT at the address of TPT set forth under Item 2 of this Schedule 13D, (iii) such person is a citizen of the United States and (iv) to the knowledge of the Reporting Persons, such person does not beneficially own and has not had any transactions in the Common Stock.

Principal Occupation/
Name	Business Address
Paul Tudor Jones, II*	Executive Manager, Chairman and Chief Executive Officer of TPT.

Mark F. Dalton	Executive Manager and President of TPT.

John G. Macfarlane, III	Executive Manager, Chief Operating Officer and Managing Director of TPT.

James J. Pallotta	Executive Manager of TPT. Principal business address at Tudor Investment Corporation, 50 Rowes Wharf, 6th Floor, Boston, MA 02110.

Andrew S. Paul	Executive Manager, Managing Director, General Counsel and Secretary of TPT.

Robert P. Forlenza	Executive Manager of TPT. Principal business address at Tudor Investment Corporation, 50 Rowes Wharf, 6th Floor, Boston, MA 02110.

John R. Torell	Executive Manager, Managing Director and Chief Financial Officer of TPT.

*	See Item 5 of this Schedule 13D for a discussion of Mr. Jones’ potential beneficial ownership of Common Stock.

CUSIP No. 705906105	13D	Page 18 of Pages 18

Mark Withy	Executive Manager of TPT; Managing Director of Tudor Capital (U.K.), L.P., an
affiliate of TPT located at The Great Burgh, Epsom, Surrey KT17 5XT, England. Mr. Withy is a citizen of New Zealand.
III.	The Tudor BVI Global Portfolio Ltd. Witches Rock Portfolio Ltd. The Raptor Global Portfolio Ltd.
     The name, residence or business address, present principal occupation or employment, the name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each executive officer or director of Raptor is set forth below. To the knowledge of the Reporting Persons, such person does not beneficially own and has not had any transactions in the Common Stock.

Principal Occupation/
Name	Business Address
David P. d’Ambrumenil	Director of BVI, Witches Rock, and Raptor and other non-U.S. investment funds. Company Director. The principal place of business is Lionspring Enterprises Limited, 3A Queen’s Gate, London SW7 5EH, England, United Kingdom.

Mr. d’Ambrumenil is a citizen of the United Kingdom.

InterCaribbean Services Ltd.	Director of BVI, Witches Rock, and Raptor and other non-U.S. investment funds. The principal place of business is Kaya Flamboyan 9, Curacao, Netherlands Antilles.

Jean-Pierre Jacquemoud	Director of BVI, Witches Rock, and Raptor and other non-U.S. investment funds. Attorney. The principal place of business is Jacquemoud & Stanislas, 2, rue Bellow, Geneva 1206, Switzerland.

Mr. Jacquemoud is a citizen of Switzerland.

Karl-Erbo Graf Kageneck	Director of BVI, Witches Rock, and Raptor and other non-U.S. investment funds. Real Estate Investment Fund. The principal place of business is TMW Group, Wittelsbacher Platz 1, 80333, Munich, Germany.

Mr. Kageneck is a citizen of Germany.

EXHIBIT A
(a) The Witches Rock Portfolio Ltd.
SUBSCRIPTION AGREEMENT
FOR NEW NON-U.S. INVESTORS
Prides 406 Co-Invest, L.P.
200 High Street, Suite 700
Boston, MA 02110
Ladies and Gentlemen:
     1. General. Reference is made to (i) the Agreement and Plan of Merger among Perseus Holding Corp. (“Parent”), 406 Acquisition Corp. (“Merger Sub”) and Pegasus Solutions, Inc. (“Target”) to be entered into simultaneously with this Subscription Agreement (the “Merger Agreement”), (ii) the Contribution and Voting Agreement among Parent, Merger Sub, Prides Capital Fund I, L.P. (the “Fund”) and the Partnership (as defined below) to be entered into simultaneously with this Subscription Agreement (the “Contribution and Voting Agreement”) and (iii) the term sheet attached hereto as Exhibit A (the “Stockholders Agreement Term Sheet”) containing the terms of a Stockholders Agreement (together with such other customary terms as the parties thereto may agree) that Prides Capital Partners LLC (the “General Partner”) may execute and deliver on behalf of the Partnership as contemplated by the Contribution and Voting Agreement.
     2. Subscription. The undersigned (the “Investor”) hereby agrees, immediately prior to the Contribution Closing (as defined in the Contribution and Voting Agreement), (i) to subscribe for and purchase limited partnership interests (“Interests”) in Prides 406 Co-Invest, L.P. (the “Partnership”), (ii) to execute and deliver the Amended and Restated Limited Partnership Agreement of the Partnership substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Partnership Agreement”) and (iii) to make an Initial Capital Contribution (as defined in the Partnership Agreement) in the amount set forth on the signature page below. The Investor acknowledges that (i) this subscription is irrevocable on the part of the Investor and (ii) this subscription will expire if terminated pursuant to paragraph 12 hereof. Capitalized terms not defined herein are used as defined in the Partnership Agreement.
     3. Voting and Exclusivity.
     (a) The Investor agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of common stock, par value $.01 per share (the “Company Common Stock”), of Target beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger (as defined in the Merger Agreement) and the other transactions completed in the Merger Agreement and any other matter required to effect the Merger at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Target called to consider such matters. In order to effectuate this Section 3(a), the Investor hereby grants to the Partnership an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Merger and any other matter required to effect the Merger at any meeting of stockholders of the Company called to consider such matters.
     (b) Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the General Partner and each of the other Co-Investors, the Investor (in its individual capacity as stockholders of the Company and not in its capacity as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
     4. Representations and Warranties of the Investor. To induce the Partnership to accept this subscription, the Investor represents and warrants as follows:
     (a) The Investor (i) is not a U.S. Person (“U.S. Person” shall have the meanings set forth in Regulation S of the Securities Act (as defined herein) and Section 7701(a)(30) of the Code); (ii) will not transfer or deliver any interest in the Interests except in accordance with the restrictions set forth in the Partnership Agreement; (iii) will notify the General Partner immediately if the Investor becomes a U.S. Person at any time during which the Investor holds or owns any Interests; (iv) is not subscribing on behalf of or funding its Initial Capital Commitment with funds obtained from U.S. Persons; and (v) is acquiring the Interests to be acquired hereunder for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (b) Except for offers and sales to discretionary or similar accounts held for the benefit or account of a non-U.S. person by a U.S. dealer or other professional fiduciary, all offers to sell and offers to buy the Interests were made to or by the Investor while the Investor was outside the United States and at the time that the Investor’s order to buy the Interests was originated the Investor was outside the United States.
     (c) The Investor has been furnished and has carefully read the Partnership Agreement, the Stockholders Agreement Term Sheet and the Merger Agreement. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests and in the Target, is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of an Interest and an investment in the Target.

     (d) The Interests to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (e) The Investor understands that the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated. The Investor understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and these laws or an exemption from registration under the Securities Act and these laws covering the sale of Interests is available. Even if such an exemption is available, the assignability and transferability of the Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. The Investor understands that legends stating that the Interests have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing the Interests. The Investor’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to the Investor’s net worth and the Investor has no need for immediate liquidity in the Investor’s investment in Interests.
     (f) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Partnership, the offering of Interests, the Merger (as defined in the Merger Agreement) and the Target, and the Investor has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of the Interests, the Merger and the Target.
     (g) Other than as set forth in the Partnership Agreement and any separate agreement in writing with the Partnership executed in conjunction with the Investor’s subscription for Interests, the Investor is not relying upon any information, representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Partnership and expressly acknowledges that neither the Partnership, the General Partner, any Affiliate of the foregoing nor any agent of any of them has made any representations or warranties (with respect to the Partnership, the Target or otherwise) in connection therewith. The Investor has, independently and without reliance upon the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made its own investment decision with respect to the investment represented by its Interests and an investment in the Target. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in Interests (and an indirect investment in the Target) and on that basis believes that an investment in the Interests is suitable and appropriate for the Investor.
     (h) The Investor has the power and authority to enter into this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests and an indirect investment in the Target does not conflict with, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound. This Subscription Agreement has been duly executed by the Investor and constitutes, and the Partnership Agreement, when the Investor is admitted as a Limited Partner, will constitute, a valid and legally binding agreement of the Investor, enforceable against it in accordance with its terms.
     (i) The Investor was offered the Interests in the State listed in the Investor’s permanent address set forth in the Investor Questionnaire attached hereto or previously provided to the General Partner (the “Investor Questionnaire”) and intends that the securities law of that State govern the Investor’s subscription.
     (j) Neither the Investor, nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Investor further represents that the monies used to fund the investment in the Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Investor further represents that the Investor does not know or have any reason to suspect that (i) the monies used to fund the Investor’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from the Investor’s investment in the Interests will be used to finance any illegal activities. The Investor further agrees and acknowledges that, among other remedial measures, (i) the Partnership may be obligated to “freeze the account” of such Investor, either by prohibiting additional investments by the Investor and/or segregating assets of the Investor in compliance with governmental regulations and/or if the General Partner determines in its good faith that such action is in the best interests of the Partnership, and (ii) the Partnership may be required to report such action or confidential information relating to the Investor (including, without limitation, disclosing the Investor’s identity) to the regulatory authorities.
     (k) The Investor has not, during the six month period prior to the date hereof, and will not have prior to the Contribution Closing, directly or indirectly, purchased, acquired, sold, transferred or otherwise disposed of any shares of Securities of Target in a transaction covered by Section 16(b) of the Exchange Act (whether or not in violation of Section 16(b)).
     5. Tax Information. The Investor certifies under penalties of perjury that (A) (i) the Investor’s name and address provided in the Investor Questionnaire are correct and (ii) the Investor will complete and return with this Subscription Agreement the appropriate IRS Form W-8BEN, Form W-8IMY or Form W-8EXP, and (B) (i) the Investor is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code) and (ii) the Investor will notify the Partnership within 60 days of a change in such status. The Investor agrees to execute properly and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner in connection with the Partnership.
     6. Further Advice and Assurances. All information which the Investor has provided to the Fund in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund or to the Partnership, including the information in the Investor Questionnaire, is correct and complete as of the date hereof, and the Investor agrees to notify the General Partner immediately if any representation or warranty contained in this Subscription Agreement or the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information with respect to itself and its direct and indirect beneficial owners and execute and deliver such documents as the Partnership may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Interests and/or to comply with any law or regulation to which the Partnership, the General Partner or the Advisor may be subject, including without limitation compliance with anti-money laundering laws, or for any other reasonable purpose.
     7. Power of Attorney. The Investor by executing this Subscription Agreement hereby appoints the General Partner, with full power of substitution, as the Investor’s true and lawful representative and attorney-in-fact, and agent of the Investor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Investor’s name, place and stead, the Partnership Agreement, any amendments to the Partnership Agreement or any other agreement or instrument which the General Partner deems appropriate, in each case solely to admit the Investor as a Limited Partner of the Partnership.
To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Investor. This power of attorney will terminate upon the complete withdrawal of an assigning Partner from participation in the Partnership. The Investor acknowledges and agrees that under the terms of the Partnership Agreement each Limited Partner grants a further power of attorney to the General Partner as provided for therein.
     8. Indemnity. The Investor understands that the information provided herein will be relied upon by the Partnership for the purpose of determining the eligibility of the Investor to purchase Interests in the Partnership. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Interests in the Partnership. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Partnership and each Partner thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the Partnership or in any agreement (other than the Partnership Agreement) executed by the Investor with the Partnership or the General Partner in connection with the Investor’s investment in Interests. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under the Partnership Agreement or applicable securities laws.
     9. Miscellaneous. This Subscription Agreement is not assignable by the Investor without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Partnership or the General Partner. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of New York.
     10. Conditions to the Obligations of the Investor and the Partnership. The respective obligations of the Investor and the Partnership to consummate the transactions contemplated by this Subscription Agreement shall be subject to Parent having determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement, which condition is for the benefit of and may be waived by the Investor or the Partnership. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and Target’s compliance with the covenants applicable to it and Target under the Merger Agreement.
     11. Termination. This Subscription Agreement may be terminated and the subscription contemplated hereby may be abandoned at any time prior to the Contribution Closing (as defined in the Contribution and Voting Agreement) by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Subscription Agreement as provided in this paragraph 11, this Subscription Agreement shall forthwith become wholly void and of no further force or effect (except paragraph 8) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such paragraph 8. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Subscription Agreement.
     12. Certain Non-U.S. Law Matters. For Netherlands Investors: The Interests may not be offered, transferred, delivered or sold, whether directly or indirectly, to any individual or legal entity in the Netherlands as part of the initial distribution or at any time thereafter, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which include but are not limited to banks, brokers, dealers, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises who regularly invest in securities as an ancillary activity). By investing in the Interests, the Investor confirms that it is a person or entity that trades or invests in securities in the conduct of a trade or profession as referred to in Article 2 of the Securities Market Supervision Act Exemption Regulation 1995 (vrijstellingsregeling wet toezicht effectenverkeer 1995) of 21 December 1995, as amended from time to time.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date: 12/16/05	Amount of Initial Capital Contribution

$—

988,096
(Shares of Common Stock, par value $0.01 per share of Target)

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

The Witches Rock Portfolio Ltd.
(Print Name of Entity)
	By:	Tudor Investment Corporation, Investment Advisor

	By:	/s/ Stephen N. Waldman
(Signature)

Stephen N. Waldman, Managing Director
(Print Name and Title)

ACCEPTANCE OF SUBSCRIPTION
(to be filled out only by the General Partner)
The General Partner hereby accepts the above application for subscription for Interests on behalf of the Partnership.

PRIDES CAPITAL PARTNERS, LLC
By:	/s/ Murray A. Indick
	Name:	Murray A. Indick
	Title:	Managing Director
Date:      December 19, 2005

(b) The Tudor BVI Global Portfolio Ltd.
SUBSCRIPTION AGREEMENT
FOR EXISTING INVESTORS
Prides 406 Co-Invest, L.P.
200 High Street, Suite 700
Boston, MA 02110
Ladies and Gentlemen:
     13. General. Reference is made to (i) the Agreement and Plan of Merger among Perseus Holding Corp. (“Parent”), 406 Acquisition Corp. (“Merger Sub”) and Pegasus Solutions, Inc. (“Target”) to be entered into simultaneously with this Subscription Agreement (the “Merger Agreement”), (ii) the Contribution and Voting Agreement among Parent, Merger Sub, Prides Capital Fund I, L.P. (the “Fund”) and the Partnership (as defined below) to be entered into simultaneously with this Subscription Agreement (the “Contribution and Voting Agreement”) and (iii) the term sheet attached hereto as Exhibit A (the “Stockholders Agreement Term Sheet”) containing the terms of a Stockholders Agreement (together with such other customary terms as the parties thereto may agree) that Prides Capital Partners LLC (the “General Partner”) may execute and deliver on behalf of the Partnership as contemplated by the Contribution and Voting Agreement.
     14. Subscription. The undersigned (the “Investor”) hereby agrees, immediately prior to the Contribution Closing (as defined in the Contribution and Voting Agreement), (i) to subscribe for and purchase limited partnership interests (“Interests”) in Prides 406 Co-Invest, L.P. (the “Partnership”), (ii) to execute and deliver the Amended and Restated Limited Partnership Agreement of the Partnership substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Partnership Agreement”) and (iii) to make an Initial Capital Contribution (as defined in the Partnership Agreement) in the amount set forth on the signature page below. The Investor acknowledges that (i) this subscription is irrevocable on the part of the Investor and (ii) this subscription will expire if terminated pursuant to paragraph 11 hereof. Capitalized terms not defined herein are used as defined in the Partnership Agreement.
     15. Voting and Exclusivity.
     (a) The Investor agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of common stock, par value $.01 per share (the “Company Common Stock”), of Target beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger (as defined in the Merger Agreement) and the other transactions completed in the Merger Agreement and any other matter required to effect the Merger at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Target called to consider such matters. In order to effectuate this Section 3(a), the Investor hereby grants to the Partnership an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Merger and any other matter required to effect the Merger at any meeting of stockholders of the Company called to consider such matters.
     (b) Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the General Partner and each of the other Co-Investors, the Investor (in its individual capacity as stockholders of the Company and not in its capacity as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
     16. Representations and Warranties of the Investor. To induce the Partnership to accept this subscription, the Investor represents and warrants as follows:
     (a) The Investor has been furnished and has carefully read the Partnership Agreement, the Stockholders Agreement Term Sheet and the Merger Agreement. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests and in the Target, is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of an Interest and an investment in the Target.
     (b) The Interests to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (c) The Investor understands that the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated. The Investor understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and these laws or an exemption from registration under the Securities Act and these laws covering the sale of Interests is available. Even if such an exemption is available, the assignability and transferability of the Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. The Investor understands that legends stating that the Interests have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing the Interests. The Investor’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to the Investor’s net worth and the Investor has no need for immediate liquidity in the Investor’s investment in Interests.
     (d) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Partnership, the offering of Interests, the Merger (as defined in the Merger Agreement) and the Target, and the Investor has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of the Interests, the Merger and the Target.
     (e) Other than as set forth in the Partnership Agreement and any separate agreement in writing with the Partnership executed in conjunction with the Investor’s subscription for Interests, the Investor is not relying upon any information, representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Partnership and expressly acknowledges that neither the Partnership, the General Partner, any Affiliate of the foregoing nor any agent of any of them has made any representations or warranties (with respect to the Partnership, the Target or otherwise) in connection therewith. The Investor has, independently and without reliance upon the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made its own investment decision with respect to the investment represented by its Interests and an investment in the Target. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in Interests (and an indirect investment in the Target) and on that basis believes that an investment in the Interests is suitable and appropriate for the Investor.
     (f) The Investor has the power and authority to enter into this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests and an indirect investment in the Target does not conflict with, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound. This Subscription Agreement has been duly executed by the Investor and constitutes, and the

Partnership Agreement, when the Investor is admitted as a Limited Partner, will constitute, a valid and legally binding agreement of the Investor, enforceable against it in accordance with its terms.
     (g) The Investor was offered the Interests in the State listed in the Investor’s permanent address set forth in the Investor Questionnaire previously provided to the General Partner in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund (the “Investor Questionnaire”) and intends that the securities law of that State govern the Investor’s subscription.
     (h) Neither the Investor, nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Investor further represents that the monies used to fund the investment in the Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Investor further represents that the Investor does not know or have any reason to suspect that (i) the monies used to fund the Investor’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from the Investor’s investment in the Interests will be used to finance any illegal activities. The Investor further agrees and acknowledges that, among other remedial measures, (i) the Partnership may be obligated to “freeze the account” of such Investor, either by prohibiting additional investments by the Investor and/or segregating assets of the Investor in compliance with governmental regulations and/or if the General Partner determines in its good faith that such action is in the best interests of the Partnership, and (ii) the Partnership may be required to report such action or confidential information relating to the Investor (including, without limitation, disclosing the Investor’s identity) to the regulatory authorities.
     (i) The Investor has not, during the six month period prior to the date hereof, and will not have prior to the Contribution Closing, directly or indirectly, purchased, acquired, sold, transferred or otherwise disposed of any shares of Securities of Target in a transaction covered by Section 16(b) of the Securities Exchange Act of 1934 (whether or not in violation of Section 16(b)).
     17. Tax Information. The Investor certifies under penalties of perjury that (A) (i) the Investor’s name, taxpayer identification or social security number and address provided in the Investor Questionnaire are correct as of the date hereof and (ii) the Investor will complete and return with this Subscription Agreement IRS Form W-9, Payer’s Request for Taxpayer Identification Number and Certification, and (B) (i) the Investor is not a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code) and (ii) the Investor will notify the Partnership within 60 days of any change in such status. The Investor agrees to execute properly and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner in connection with the Partnership.
     18. Further Advice and Assurances. All information which the Investor has provided to the Fund in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund or to the Partnership, including the information in the Investor Questionnaire, is correct and complete as of the date hereof, and the Investor agrees to notify the General Partner immediately if any representation or warranty contained in this Subscription Agreement or the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information with respect to itself and its direct and indirect beneficial owners and execute and deliver such documents as the Partnership may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Interests and/or to comply with any law or regulation to which the Partnership, the General Partner or the Advisor may be subject, including without limitation compliance with anti-money laundering laws, or for any other reasonable purpose.
     19. Power of Attorney. The Investor by executing this Subscription Agreement hereby appoints the General Partner, with full power of substitution, as the Investor’s true and lawful representative and attorney-in-fact, and agent of the Investor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Investor’s name, place and stead, the Partnership Agreement, any amendments to the Partnership Agreement or any other agreement or instrument which the General Partner deems appropriate, in each case solely to admit the Investor as a Limited Partner of the Partnership.
To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Investor. This power of attorney will terminate upon the complete withdrawal of an assigning Partner from participation in the Partnership. The Investor acknowledges and agrees that under the terms of the Partnership Agreement each Limited Partner grants a further power of attorney to the General Partner as provided for therein.
     20. Indemnity. The Investor understands that the information provided herein will be relied upon by the Partnership for the purpose of determining the eligibility of the Investor to purchase Interests in the Partnership. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Interests in the Partnership. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Partnership and each Partner thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the

Partnership or in any agreement (other than the Partnership Agreement) executed by the Investor with the Partnership or the General Partner in connection with the Investor’s investment in Interests. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under the Partnership Agreement or applicable securities laws.
     21. Miscellaneous. This Subscription Agreement is not assignable by the Investor without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Partnership or the General Partner. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of New York.
     22. Conditions to the Obligations of the Investor and the Partnership. The respective obligations of the Investor and the Partnership to consummate the transactions contemplated by this Subscription Agreement shall be subject to Parent having determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement, which condition is for the benefit of and may be waived by the Investor or the Partnership. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and Target’s compliance with the covenants applicable to it and Target under the Merger Agreement.
     23. Termination. This Subscription Agreement may be terminated and the subscription contemplated hereby may be abandoned at any time prior to the Contribution Closing (as defined in the Contribution and Voting Agreement) by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Subscription Agreement as provided in this paragraph 11, this Subscription Agreement shall forthwith become wholly void and of no further force or effect (except paragraph 8) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such paragraph 8. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Subscription Agreement.
     24. For Georgia Investors. These securities have been issued or sold in reliance on the exemption from securities regulation contained in paragraph 13 of Code Section 10-5-9 of the Georgia Securities Act of 1973, and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such act.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date: 12/16/05	Amount of Initial Capital Contribution

$16,534,635

159,707
(Shares of Common Stock, par value $0.01 per share of Target)

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

The Tudor BVI Global Portfolio Ltd.
(Print Name of Entity)
By:	Tudor Investment Corporation, Trading Advisor

By:	/s/ Stephen N. Waldman
(Signature)

Stephen N. Waldman, Managing Director
(Print Name and Title)

ACCEPTANCE OF SUBSCRIPTION
(to be filled out only by the General Partner)
The General Partner hereby accepts the above application for subscription for Interests on behalf of the Partnership.

PRIDES CAPITAL PARTNERS, LLC
By:	/s/ Murray A. Indick
	Name:	Murray A. Indick
	Title:	Managing Director

Date: December 19, 2005

(c) Tudor Proprietary Trading, L.L.C.
SUBSCRIPTION AGREEMENT
FOR NEW U.S. INVESTORS
Prides 406 Co-Invest, L.P.
200 High Street, Suite 700
Boston, MA 02110
Ladies and Gentlemen:
     25. General. Reference is made to (i) the Agreement and Plan of Merger among Perseus Holding Corp. (“Parent”), 406 Acquisition Corp. (“Merger Sub”) and Pegasus Solutions, Inc. (“Target”) to be entered into simultaneously with this Subscription Agreement (the “Merger Agreement”), (ii) the Contribution and Voting Agreement among Parent, Merger Sub, Prides Capital Fund I, L.P. (the “Fund”) and the Partnership (as defined below) to be entered into simultaneously with this Subscription Agreement (the “Contribution and Voting Agreement”) and (iii) the term sheet attached hereto as Exhibit A (the “Stockholders Agreement Term Sheet”) containing the terms of a Stockholders Agreement (together with such other customary terms as the parties thereto may agree) that Prides Capital Partners LLC (the “General Partner”) may execute and deliver on behalf of the Partnership as contemplated by the Contribution and Voting Agreement.
     26. Subscription. The undersigned (the “Investor”) hereby agrees, immediately prior to the Contribution Closing (as defined in the Contribution and Voting Agreement), (i) to subscribe for and purchase limited partnership interests (“Interests”) in Prides 406 Co-Invest, L.P. (the “Partnership”), (ii) to execute and deliver the Amended and Restated Limited Partnership Agreement of the Partnership substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Partnership Agreement”) and (iii) to make an Initial Capital Contribution (as defined in the Partnership Agreement) in the amount set forth on the signature page below. The Investor acknowledges that (i) this subscription is irrevocable on the part of the Investor and (ii) this subscription will expire if terminated pursuant to paragraph 12 hereof. Capitalized terms not defined herein are used as defined in the Partnership Agreement.
     27. Voting and Exclusivity.
     (a) The Investor agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of common stock, par value $.01 per share (the “Company Common Stock”), of Target beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger (as defined in the Merger Agreement) and the other transactions completed in the Merger Agreement and any other matter required to effect the Merger at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Target called to consider such matters. In order to effectuate this Section 3(a), the Investor hereby grants to the Partnership an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Merger and any other matter required to effect the Merger at any meeting of stockholders of the Company called to consider such matters.
     (b) Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the General Partner and each of the other Co-Investors, the Investor (in its individual capacity as stockholders of the Company and not in its capacity as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
     28. Representations and Warranties of the Investor. To induce the Partnership to accept this subscription, the Investor represents and warrants as follows:
     (a) The Investor has been furnished and has carefully read the Partnership Agreement, the Stockholders Agreement Term Sheet and the Merger Agreement. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests and in the Target, is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of an Interest and an investment in the Target.
     (b) The Interests to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (c) The Investor understands that the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated. The Investor understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and these laws or an exemption from registration under the Securities Act and these laws covering the sale of Interests is available. Even if such an exemption is available, the assignability and transferability of the Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. The Investor understands that legends stating that the Interests have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing the Interests. The Investor’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to the Investor’s net worth and the Investor has no need for immediate liquidity in the Investor’s investment in Interests.
     (d) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Partnership, the offering of Interests, the Merger (as defined in the Merger Agreement) and the Target, and the Investor has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of the Interests, the Merger and the Target.
     (e) Other than as set forth in the Partnership Agreement and any separate agreement in writing with the Partnership executed in conjunction with the Investor’s subscription for Interests, the Investor is not relying upon any information, representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Partnership and expressly acknowledges that neither the Partnership, the General Partner, any Affiliate of the foregoing nor any agent of any of them has made any representations or warranties (with respect to the Partnership, the Target or otherwise) in connection therewith. The Investor has, independently and without reliance upon the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made its own investment decision with respect to the investment represented by its Interests and an investment in the Target. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in Interests (and an indirect investment in the Target) and on that basis believes that an investment in the Interests is suitable and appropriate for the Investor.
     (f) The Investor has the power and authority to enter into this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests and an indirect investment in the Target does not conflict with, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound. This Subscription Agreement has been duly executed by the Investor and constitutes, and the Partnership Agreement, when the Investor is admitted as a Limited Partner, will constitute, a valid and legally binding agreement of the Investor, enforceable against it in accordance with its terms.
     (g) The Investor was offered the Interests in the State listed in the Investor’s permanent address set forth in the Investor Questionnaire attached hereto or previously provided to the General Partner (the “Investor Questionnaire”) and intends that the securities law of that State govern the Investor’s subscription.
     (h) Neither the Investor, nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Investor further represents that the monies used to fund the investment in the Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Investor further represents that the Investor does not know or have any reason to suspect that (i) the monies used to fund the Investor’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from the Investor’s investment in the Interests will be used to finance any illegal activities. The Investor further agrees and acknowledges that, among other remedial measures, (i) the Partnership may be obligated to “freeze the account” of such Investor, either by prohibiting additional investments by the Investor and/or segregating assets of the Investor in compliance with governmental regulations and/or if the General Partner determines in its good faith that such action is in the best interests of the Partnership, and (ii) the Partnership may be required to report such action or confidential information relating to the Investor (including, without limitation, disclosing the Investor’s identity) to the regulatory authorities.
     (i) The Investor has not, during the six month period prior to the date hereof, and will not have prior to the Contribution Closing, directly or indirectly, purchased, acquired, sold, transferred or otherwise disposed of any shares of Securities of Target in a transaction covered by Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (whether or not in violation of Section 16(b)).
     29. Tax Information. The Investor certifies under penalties of perjury that (A) (i) the Investor’s name, taxpayer identification or social security number and address provided in the Investor Questionnaire are correct as of the date hereof and (ii) the Investor will complete and return with this Subscription Agreement IRS Form W-9, Payer’s Request for Taxpayer Identification Number and Certification, and (B) (i) the Investor is not a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code) and (ii) the Investor will notify the Partnership within 60 days of any change in such status. The Investor agrees to execute properly and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner in connection with the Partnership.
     30. Further Advice and Assurances. All information which the Investor has provided to the Fund in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund or to the Partnership, including the information in the Investor Questionnaire, is correct and complete as of the date hereof, and the Investor agrees to notify the General Partner immediately if any representation or warranty contained in this Subscription Agreement or the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information with respect to itself and its direct and indirect beneficial owners and execute and deliver such documents as the Partnership may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Interests and/or to comply with any law or regulation to which the Partnership, the General Partner or the Advisor may be subject, including without limitation compliance with anti-money laundering laws, or for any other reasonable purpose.
     31. Power of Attorney. The Investor by executing this Subscription Agreement hereby appoints the General Partner, with full power of substitution, as the Investor’s true and lawful representative and attorney-in-fact, and agent of the Investor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Investor’s name, place and stead, the Partnership Agreement, any amendments to the Partnership Agreement or any other agreement or instrument which the General Partner deems appropriate, in each case solely to admit the Investor as a Limited Partner of the Partnership.
To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Investor. This power of attorney will terminate upon the complete withdrawal of an assigning Partner from participation in the Partnership. The Investor acknowledges and agrees that under the terms of the Partnership Agreement each Limited Partner grants a further power of attorney to the General Partner as provided for therein.
     32. Indemnity. The Investor understands that the information provided herein will be relied upon by the Partnership for the purpose of determining the eligibility of the Investor to purchase Interests in the Partnership. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Interests in the Partnership. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Partnership and each Partner thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the Partnership or in any agreement (other than the Partnership Agreement) executed by the Investor with the Partnership or the General Partner in connection with the Investor’s investment in

Interests. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under the Partnership Agreement or applicable securities laws.
     33. Miscellaneous. This Subscription Agreement is not assignable by the Investor without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Partnership or the General Partner. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of New York.
     34. Conditions to the Obligations of the Investor and the Partnership. The respective obligations of the Investor and the Partnership to consummate the transactions contemplated by this Subscription Agreement shall be subject to Parent having determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement, which condition is for the benefit of and may be waived by the Investor or the Partnership. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and Target’s compliance with the covenants applicable to it and Target under the Merger Agreement.
     35. Termination. This Subscription Agreement may be terminated and the subscription contemplated hereby may be abandoned at any time prior to the Contribution Closing (as defined in the Contribution and Voting Agreement) by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Subscription Agreement as provided in this paragraph 11, this Subscription Agreement shall forthwith become wholly void and of no further force or effect (except paragraph 8) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such paragraph 8. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Subscription Agreement.
     36. For Georgia Investors. These securities have been issued or sold in reliance on the exemption from securities regulation contained in paragraph 13 of Code Section 10-5-9 of the Georgia Securities Act of 1973, and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such act.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date: 12/16/05		Amount of Initial Capital Contribution

$8,868,220

85,997
(Shares of Common Stock, par value $0.01 per share of Target)

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

Tudor Proprietary Trading, L.L.C.
(Print Name of Entity)

	By:	/s/ Stephen N. Waldman
(Signature)

Stephen N. Waldman, Managing Director
(Print Name and Title)

ACCEPTANCE OF SUBSCRIPTION
(to be filled out only by the General Partner)
The General Partner hereby accepts the above application for subscription for Interests on behalf of the Partnership.

PRIDES CAPITAL PARTNERS, LLC
By:	/s/ Murray A. Indick
	Name:	Murray A. Indick
	Title:	Managing Director

Date:      December 19, 2005

(d) The Raptor Global Portfolio Ltd.
SUBSCRIPTION AGREEMENT
FOR NEW NON-U.S. INVESTORS
Prides 406 Co-Invest, L.P.
200 High Street, Suite 700
Boston, MA 02110
Ladies and Gentlemen:
     37. General. Reference is made to (i) the Agreement and Plan of Merger among Perseus Holding Corp. (“Parent”), 406 Acquisition Corp. (“Merger Sub”) and Pegasus Solutions, Inc. (“Target”) to be entered into simultaneously with this Subscription Agreement (the “Merger Agreement”), (ii) the Contribution and Voting Agreement among Parent, Merger Sub, Prides Capital Fund I, L.P. (the “Fund”) and the Partnership (as defined below) to be entered into simultaneously with this Subscription Agreement (the “Contribution and Voting Agreement”) and (iii) the term sheet attached hereto as Exhibit A (the “Stockholders Agreement Term Sheet”) containing the terms of a Stockholders Agreement (together with such other customary terms as the parties thereto may agree) that Prides Capital Partners LLC (the “General Partner”) may execute and deliver on behalf of the Partnership as contemplated by the Contribution and Voting Agreement.
     38. Subscription. The undersigned (the “Investor”) hereby agrees, immediately prior to the Contribution Closing (as defined in the Contribution and Voting Agreement), (i) to subscribe for and purchase limited partnership interests (“Interests”) in Prides 406 Co-Invest, L.P. (the “Partnership”), (ii) to execute and deliver the Amended and Restated Limited Partnership Agreement of the Partnership substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Partnership Agreement”) and (iii) to make an Initial Capital Contribution (as defined in the Partnership Agreement) in the amount set forth on the signature page below. The Investor acknowledges that (i) this subscription is irrevocable on the part of the Investor and (ii) this subscription will expire if terminated pursuant to paragraph 12 hereof. Capitalized terms not defined herein are used as defined in the Partnership Agreement.
     39. Voting and Exclusivity.
     (a) The Investor agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of common stock, par value $.01 per share (the “Company Common Stock”), of Target beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger (as defined in the Merger Agreement) and the other transactions completed in the Merger Agreement and any other matter required to effect the Merger at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Target called to consider such matters. In order to effectuate this Section 3(a), the Investor hereby grants to the Partnership an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Merger and any other matter required to effect the Merger at any meeting of stockholders of the Company called to consider such matters.
     (b) Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the General Partner and each of the other Co-Investors, the Investor (in its individual capacity as stockholders of the Company and not in its capacity as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
     40. Representations and Warranties of the Investor. To induce the Partnership to accept this subscription, the Investor represents and warrants as follows:
     (a) The Investor (i) is not a U.S. Person (“U.S. Person” shall have the meanings set forth in Regulation S of the Securities Act (as defined herein) and Section 7701(a)(30) of the Code); (ii) will not transfer or deliver any interest in the Interests except in accordance with the restrictions set forth in the Partnership Agreement; (iii) will notify the General Partner immediately if the Investor becomes a U.S. Person at any time during which the Investor holds or owns any Interests; (iv) is not subscribing on behalf of or funding its Initial Capital Commitment with funds obtained from U.S. Persons; and (v) is acquiring the Interests to be acquired hereunder for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (b) Except for offers and sales to discretionary or similar accounts held for the benefit or account of a non-U.S. person by a U.S. dealer or other professional fiduciary, all offers to sell and offers to buy the Interests were made to or by the Investor while the Investor was outside the United States and at the time that the Investor’s order to buy the Interests was originated the Investor was outside the United States.
     (c) The Investor has been furnished and has carefully read the Partnership Agreement, the Stockholders Agreement Term Sheet and the Merger Agreement. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests and in the Target, is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of an Interest and an investment in the Target.

     (d) The Interests to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (e) The Investor understands that the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated. The Investor understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and these laws or an exemption from registration under the Securities Act and these laws covering the sale of Interests is available. Even if such an exemption is available, the assignability and transferability of the Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. The Investor understands that legends stating that the Interests have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing the Interests. The Investor’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to the Investor’s net worth and the Investor has no need for immediate liquidity in the Investor’s investment in Interests.
     (f) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Partnership, the offering of Interests, the Merger (as defined in the Merger Agreement) and the Target, and the Investor has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of the Interests, the Merger and the Target.
     (g) Other than as set forth in the Partnership Agreement and any separate agreement in writing with the Partnership executed in conjunction with the Investor’s subscription for Interests, the Investor is not relying upon any information, representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Partnership and expressly acknowledges that neither the Partnership, the General Partner, any Affiliate of the foregoing nor any agent of any of them has made any representations or warranties (with respect to the Partnership, the Target or otherwise) in connection therewith. The Investor has, independently and without reliance upon the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made its own investment decision with respect to the investment represented by its Interests and an investment in the Target. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in Interests (and an indirect investment in the Target) and on that basis believes that an investment in the Interests is suitable and appropriate for the Investor.
     (h) The Investor has the power and authority to enter into this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests and an indirect investment in the Target does not conflict with, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound. This Subscription Agreement has been duly executed by the Investor and constitutes, and the Partnership Agreement, when the Investor is admitted as a Limited Partner, will constitute, a valid and legally binding agreement of the Investor, enforceable against it in accordance with its terms.
     (i) The Investor was offered the Interests in the State listed in the Investor’s permanent address set forth in the Investor Questionnaire attached hereto or previously provided to the General Partner (the “Investor Questionnaire”) and intends that the securities law of that State govern the Investor’s subscription.
     (j) Neither the Investor, nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Investor further represents that the monies used to fund the investment in the Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Investor further represents that the Investor does not know or have any reason to suspect that (i) the monies used to fund the Investor’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from the Investor’s investment in the Interests will be used to finance any illegal activities. The Investor further agrees and acknowledges that, among other remedial measures, (i) the Partnership may be obligated to “freeze the account” of such Investor, either by prohibiting additional investments by the Investor and/or segregating assets of the Investor in compliance with governmental regulations and/or if the General Partner determines in its good faith that such action is in the best interests of the Partnership, and (ii) the Partnership may be required to report such action or confidential information relating to the Investor (including, without limitation, disclosing the Investor’s identity) to the regulatory authorities.
     (k) The Investor has not, during the six month period prior to the date hereof, and will not have prior to the Contribution Closing, directly or indirectly, purchased, acquired, sold, transferred or otherwise disposed of any shares of Securities of Target in a transaction covered by Section 16(b) of the Exchange Act (whether or not in violation of Section 16(b)).
     41. Tax Information. The Investor certifies under penalties of perjury that (A) (i) the Investor’s name and address provided in the Investor Questionnaire are correct and (ii) the Investor will complete and return with this Subscription Agreement the appropriate IRS Form W-8BEN, Form W-8IMY or Form W-8EXP, and (B) (i) the Investor is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code) and (ii) the Investor will notify the Partnership within 60 days of a change in such status. The Investor agrees to execute properly and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner in connection with the Partnership.
     42. Further Advice and Assurances. All information which the Investor has provided to the Fund in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund or to the Partnership, including the information in the Investor Questionnaire, is correct and complete as of the date hereof, and the Investor agrees to notify the General Partner immediately if any representation or warranty contained in this Subscription Agreement or the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information with respect to itself and its direct and indirect beneficial owners and execute and deliver such documents as the Partnership may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Interests and/or to comply with any law or regulation to which the Partnership, the General Partner or the Advisor may be subject, including without limitation compliance with anti-money laundering laws, or for any other reasonable purpose.
     43. Power of Attorney. The Investor by executing this Subscription Agreement hereby appoints the General Partner, with full power of substitution, as the Investor’s true and lawful representative and attorney-in-fact, and agent of the Investor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Investor’s name, place and stead, the Partnership Agreement, any amendments to the Partnership Agreement or any other agreement or instrument which the General Partner deems appropriate, in each case solely to admit the Investor as a Limited Partner of the Partnership.
     To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Investor. This power of attorney will terminate upon the complete withdrawal of an assigning Partner from participation in the Partnership. The Investor acknowledges and agrees that under the terms of the Partnership Agreement each Limited Partner grants a further power of attorney to the General Partner as provided for therein.
     44. Indemnity. The Investor understands that the information provided herein will be relied upon by the Partnership for the purpose of determining the eligibility of the Investor to purchase Interests in the Partnership. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Interests in the Partnership. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Partnership and each Partner thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the Partnership or in any agreement (other than the Partnership Agreement) executed by the Investor with the Partnership or the General Partner in connection with the Investor’s investment in Interests. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under the Partnership Agreement or applicable securities laws.
     45. Miscellaneous. This Subscription Agreement is not assignable by the Investor without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Partnership or the General Partner. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of New York.
     46. Conditions to the Obligations of the Investor and the Partnership. The respective obligations of the Investor and the Partnership to consummate the transactions contemplated by this Subscription Agreement shall be subject to Parent having determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement, which condition is for the benefit of and may be waived by the Investor or the Partnership. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and Target’s compliance with the covenants applicable to it and Target under the Merger Agreement.
     47. Termination. This Subscription Agreement may be terminated and the subscription contemplated hereby may be abandoned at any time prior to the Contribution Closing (as defined in the Contribution and Voting Agreement) by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Subscription Agreement as provided in this paragraph 11, this Subscription Agreement shall forthwith become wholly void and of no further force or effect (except paragraph 8) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such paragraph 8. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Subscription Agreement.
     48. Certain Non-U.S. Law Matters. For Netherlands Investors: The Interests may not be offered, transferred, delivered or sold, whether directly or indirectly, to any individual or legal entity in the Netherlands as part of the initial distribution or at any time thereafter, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which include but are not limited to banks, brokers, dealers, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises who regularly invest in securities as an ancillary activity). By investing in the Interests, the Investor confirms that it is a person or entity that trades or invests in securities in the conduct of a trade or profession as referred to in Article 2 of the Securities Market Supervision Act Exemption Regulation 1995 (vrijstellingsregeling wet toezicht effectenverkeer 1995) of 21 December 1995, as amended from time to time.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date: 12/16/05	Amount of Initial Capital Contribution

$49,134,995

—
(Shares of Common Stock, par value $0.01 per share of Target)

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

The Raptor Global Portfolio Ltd.
(Print Name of Entity)

	By:	Tudor Investment Corporation, Investment Advisor

	By:	/s/ Stephen N. Waldman
(Signature)

Stephen N. Waldman, Managing Director
(Print Name and Title)

ACCEPTANCE OF SUBSCRIPTION
(to be filled out only by the General Partner)
The General Partner hereby accepts the above application for subscription for Interests on behalf of the Partnership.

PRIDES CAPITAL PARTNERS, LLC
By:	/s/ Murray A. Indick
	Name:	Murray A. Indick
	Title:	Managing Director

Date:      December 19, 2005

(e) The Altar Rock Fund L.P.
SUBSCRIPTION AGREEMENT
FOR NEW U.S. INVESTORS
Prides 406 Co-Invest, L.P.
200 High Street, Suite 700
Boston, MA 02110
Ladies and Gentlemen:
     49. General. Reference is made to (i) the Agreement and Plan of Merger among Perseus Holding Corp. (“Parent”), 406 Acquisition Corp. (“Merger Sub”) and Pegasus Solutions, Inc. (“Target”) to be entered into simultaneously with this Subscription Agreement (the “Merger Agreement”), (ii) the Contribution and Voting Agreement among Parent, Merger Sub, Prides Capital Fund I, L.P. (the “Fund”) and the Partnership (as defined below) to be entered into simultaneously with this Subscription Agreement (the “Contribution and Voting Agreement”) and (iii) the term sheet attached hereto as Exhibit A (the “Stockholders Agreement Term Sheet”) containing the terms of a Stockholders Agreement (together with such other customary terms as the parties thereto may agree) that Prides Capital Partners LLC (the “General Partner”) may execute and deliver on behalf of the Partnership as contemplated by the Contribution and Voting Agreement.
     50. Subscription. The undersigned (the “Investor”) hereby agrees, immediately prior to the Contribution Closing (as defined in the Contribution and Voting Agreement), (i) to subscribe for and purchase limited partnership interests (“Interests”) in Prides 406 Co-Invest, L.P. (the “Partnership”), (ii) to execute and deliver the Amended and Restated Limited Partnership Agreement of the Partnership substantially in the form attached hereto as Exhibit B (as amended from time to time, the “Partnership Agreement”) and (iii) to make an Initial Capital Contribution (as defined in the Partnership Agreement) in the amount set forth on the signature page below. The Investor acknowledges that (i) this subscription is irrevocable on the part of the Investor and (ii) this subscription will expire if terminated pursuant to paragraph 12 hereof. Capitalized terms not defined herein are used as defined in the Partnership Agreement.
     51. Voting and Exclusivity.
     (a) The Investor agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of common stock, par value $.01 per share (the “Company Common Stock”), of Target beneficially owned or held of record by such Investor or to which such party has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Merger (as defined in the Merger Agreement) and the other transactions completed in the Merger Agreement and any other matter required to effect the Merger at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Target called to consider such matters. In order to effectuate this Section 3(a), the Investor hereby grants to the Partnership an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by such Investor in favor of the Merger and any other matter required to effect the Merger at any meeting of stockholders of the Company called to consider such matters.
     (b) Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the General Partner and each of the other Co-Investors, the Investor (in its individual capacity as stockholders of the Company and not in its capacity as officers or directors of the Company, if applicable) will (i) not, directly or indirectly, make, participate in or agree to or solicit, initiate or encourage, or take any other action for the purpose of facilitating, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in the Merger Agreement), (ii) not, directly or indirectly, enter into, participate in or maintain or continue discussions or negotiations with any person or entity for the purpose of facilitating such inquiries or the making of any proposal or offer for a Competing Transaction, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Transaction at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer or otherwise dispose of any shares of Company Common Stock beneficially owned by such party and (v) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.
     52. Representations and Warranties of the Investor. To induce the Partnership to accept this subscription, the Investor represents and warrants as follows:
     (a) The Investor has been furnished and has carefully read the Partnership Agreement, the Stockholders Agreement Term Sheet and the Merger Agreement. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Interests and in the Target, is able to bear the risks of an investment in the Interests and understands the risks of, and other considerations relating to, a purchase of an Interest and an investment in the Target.
     (b) The Interests to be acquired hereunder are being acquired by the Investor for the Investor’s own account for investment purposes only and not with a view to resale or distribution.
     (c) The Investor understands that the Interests have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated. The Investor understands and agrees further that the Interests must be held indefinitely unless they are subsequently registered under the Securities Act and these laws or an exemption from registration under the Securities Act and these laws covering the sale of Interests is available. Even if such an exemption is available, the assignability and transferability of the Interests will be governed by the Partnership Agreement, which imposes substantial restrictions on transfer. The Investor understands that legends stating that the Interests have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing the Interests. The Investor’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to the Investor’s net worth and the Investor has no need for immediate liquidity in the Investor’s investment in Interests.
     (d) To the full satisfaction of the Investor, the Investor has been furnished any materials the Investor has requested relating to the Partnership, the offering of Interests, the Merger (as defined in the Merger Agreement) and the Target, and the Investor has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering of the Interests, the Merger and the Target.
     (e) Other than as set forth in the Partnership Agreement and any separate agreement in writing with the Partnership executed in conjunction with the Investor’s subscription for Interests, the Investor is not relying upon any information, representation or warranty by the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, written or otherwise, in determining to invest in the Partnership and expressly acknowledges that neither the Partnership, the General Partner, any Affiliate of the foregoing nor any agent of any of them has made any representations or warranties (with respect to the Partnership, the Target or otherwise) in connection therewith. The Investor has, independently and without reliance upon the Partnership, the General Partner, any Affiliate of the foregoing or any agent of them, and based on such documents and information as the Investor has deemed appropriate, made its own investment decision with respect to the investment represented by its Interests and an investment in the Target. The Investor has consulted to the extent deemed appropriate by the Investor with the Investor’s own advisers as to the financial, tax, legal and related matters concerning an investment in Interests (and an indirect investment in the Target) and on that basis believes that an investment in the Interests is suitable and appropriate for the Investor.
     (f) The Investor has the power and authority to enter into this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests. The execution and delivery by the Investor of, and compliance by the Investor with, this Subscription Agreement, the Partnership Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests and an indirect investment in the Target does not conflict with, or constitute a default under, any instruments governing the Investor, any law, regulation or order, or any agreement to which the Investor is a party or by which the Investor is bound. This Subscription Agreement has been duly executed by the Investor and constitutes, and the Partnership Agreement, when the Investor is admitted as a Limited Partner, will constitute, a valid and legally binding agreement of the Investor, enforceable against it in accordance with its terms.
     (g) The Investor was offered the Interests in the State listed in the Investor’s permanent address set forth in the Investor Questionnaire attached hereto or previously provided to the General Partner (the “Investor Questionnaire”) and intends that the securities law of that State govern the Investor’s subscription.
     (h) Neither the Investor, nor any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Partnership is prohibited to deal under the laws of the United States. The Investor further represents that the monies used to fund the investment in the Interests are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, (i) any country under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.” The Investor further represents and warrants that the Investor: (i) has conducted thorough due diligence with respect to all of its beneficial owners, (ii) has established the identities of all beneficial owners and the source of each of the beneficial owner’s funds and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Investor further represents that the Investor does not know or have any reason to suspect that (i) the monies used to fund the Investor’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from the Investor’s investment in the Interests will be used to finance any illegal activities. The Investor further agrees and acknowledges that, among other remedial measures, (i) the Partnership may be obligated to “freeze the account” of such Investor, either by prohibiting additional investments by the Investor and/or segregating assets of the Investor in compliance with governmental regulations and/or if the General Partner determines in its good faith that such action is in the best interests of the Partnership, and (ii) the Partnership may be required to report such action or confidential information relating to the Investor (including, without limitation, disclosing the Investor’s identity) to the regulatory authorities.
     (i) The Investor has not, during the six month period prior to the date hereof, and will not have prior to the Contribution Closing, directly or indirectly, purchased, acquired, sold, transferred or otherwise disposed of any shares of Securities of Target in a transaction covered by Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (whether or not in violation of Section 16(b)).
     53. Tax Information. The Investor certifies under penalties of perjury that (A) (i) the Investor’s name, taxpayer identification or social security number and address provided in the Investor Questionnaire are correct as of the date hereof and (ii) the Investor will complete and return with this Subscription Agreement IRS Form W-9, Payer’s Request for Taxpayer Identification Number and Certification, and (B) (i) the Investor is not a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Code) and (ii) the Investor will notify the Partnership within 60 days of any change in such status. The Investor agrees to execute properly and provide to the Partnership in a timely manner any tax documentation that may be reasonably required by the General Partner in connection with the Partnership.
     54. Further Advice and Assurances. All information which the Investor has provided to the Fund in connection with the Investor’s subscription and purchase of limited partnership interests in the Fund or to the Partnership, including the information in the Investor Questionnaire, is correct and complete as of the date hereof, and the Investor agrees to notify the General Partner immediately if any representation or warranty contained in this Subscription Agreement or the Investor Questionnaire, becomes untrue at any time. The Investor agrees to provide such information with respect to itself and its direct and indirect beneficial owners and execute and deliver such documents as the Partnership may from time to time reasonably request to verify the accuracy of the Investor’s representations and warranties herein, establish the identity of the Investor and the direct and indirect participants in its investment in Interests and/or to comply with any law or regulation to which the Partnership, the General Partner or the Advisor may be subject, including without limitation compliance with anti-money laundering laws, or for any other reasonable purpose.
     55. Power of Attorney. The Investor by executing this Subscription Agreement hereby appoints the General Partner, with full power of substitution, as the Investor’s true and lawful representative and attorney-in-fact, and agent of the Investor, to execute, acknowledge, verify, swear to, deliver, record and file, in the Investor’s name, place and stead, the Partnership Agreement, any amendments to the Partnership Agreement or any other agreement or instrument which the General Partner deems appropriate, in each case solely to admit the Investor as a Limited Partner of the Partnership.
To the fullest extent permitted by law, this power of attorney is coupled with an interest, is irrevocable and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Investor. This power of attorney will terminate upon the complete withdrawal of an assigning Partner from participation in the Partnership. The Investor acknowledges and agrees that under the terms of the Partnership Agreement each Limited Partner grants a further power of attorney to the General Partner as provided for therein.
     56. Indemnity. The Investor understands that the information provided herein will be relied upon by the Partnership for the purpose of determining the eligibility of the Investor to purchase Interests in the Partnership. The Investor agrees to provide, if requested, any additional information that may reasonably be required to determine the eligibility of the Investor to purchase Interests in the Partnership. To the fullest extent permitted under applicable law, the Investor agrees to indemnify and hold harmless the Partnership and each Partner thereof from and against any loss, damage or liability due to or arising out of a breach of any representation, warranty or agreement of the Investor contained in this Subscription Agreement (including the Investor Questionnaire) or in any other document provided by the Investor to the Partnership or in any agreement (other than the Partnership Agreement) executed by the Investor with the Partnership or the General Partner in connection with the Investor’s investment in

Interests. Notwithstanding any provision of this Subscription Agreement, the Investor does not waive any rights granted to it under the Partnership Agreement or applicable securities laws.
     57. Miscellaneous. This Subscription Agreement is not assignable by the Investor without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner. The representations and warranties made by the Investor in this Subscription Agreement (including the Investor Questionnaire) shall survive the closing of the transactions contemplated hereby and any investigation made by the Partnership or the General Partner. The Investor Questionnaire, including without limitation the representations and warranties contained therein, is an integral part of this Subscription Agreement and shall be deemed incorporated by reference herein. This Subscription Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument, and shall be governed by and construed in accordance with the laws of the State of New York.
     58. Conditions to the Obligations of the Investor and the Partnership. The respective obligations of the Investor and the Partnership to consummate the transactions contemplated by this Subscription Agreement shall be subject to Parent having determined that all the conditions to the consummation of the Merger (as set forth in the Merger Agreement) have been satisfied or waived by the necessary party to the Merger Agreement, which condition is for the benefit of and may be waived by the Investor or the Partnership. The parties hereto acknowledge and agree that Parent will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of its and Target’s compliance with the covenants applicable to it and Target under the Merger Agreement.
     59. Termination. This Subscription Agreement may be terminated and the subscription contemplated hereby may be abandoned at any time prior to the Contribution Closing (as defined in the Contribution and Voting Agreement) by any of the parties hereto if the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Subscription Agreement as provided in this paragraph 11, this Subscription Agreement shall forthwith become wholly void and of no further force or effect (except paragraph 8) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such paragraph 8. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Subscription Agreement.
     60. For Georgia Investors. These securities have been issued or sold in reliance on the exemption from securities regulation contained in paragraph 13 of Code Section 10-5-9 of the Georgia Securities Act of 1973, and may not be sold or transferred except in a transaction which is exempt under such act or pursuant to an effective registration under such act.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date: 12/16/05	Amount of Initial Capital Contribution

$462,150

—
(Shares of Common Stock, par value $0.01 per share of Target)

INDIVIDUAL INVESTOR:

(Print Name)

(Signature)

PARTNERSHIP, CORPORATION, LIMITED LIABILITY COMPANY, TRUST, CUSTODIAL ACCOUNT, OTHER INVESTOR:

The Altar Rock Fund L.P.
(Print Name of Entity)
	By:	Tudor Investment Corporation

	By:	/s/ Stephen N. Waldman
(Signature)

Stephen N. Waldman, Managing Director
(Print Name and Title)

ACCEPTANCE OF SUBSCRIPTION
(to be filled out only by the General Partner)
The General Partner hereby accepts the above application for subscription for Interests on behalf of the Partnership.

PRIDES CAPITAL PARTNERS, LLC
By:	/s/ Murray A. Indick
	Name:	Murray A. Indick
	Title:	Managing Director

Date:      December 19, 2005